Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


The Contract is hereby endorsed as follows:





     Section 5.02 Pension or Profit Sharing Plan is amended as follows:



     (b)  Control of Contract:  Add the following at the end of this provision:

     This Contract is nonassignable, except to Aetna, or pursuant to a Qualified Domestic Relations Order under the provisions of the Retirement Equity Act of 1984 (REA). The Contract Holder generally is the sponsor of a qualified pension or profit sharing plan. The Contract Holder can also be an active participant in a plan established solely for one individual, or can be a former participant who is now separated from service from a retirement plan.

     Any payment(s) made under this Contract to the participant must be in compliance with REA. At the time payment is requested or an Annuity Option is elected by the participant, Aetna will require the Contract Holder to certify the payment option is elected in compliance with REA.



     (c) Designation of Beneficiary: Add the following at the end of this provision:

     If the participant is married on the date of death and the named beneficiary is other than the current spouse, Aetna shall disregard the named beneficiary and shall treat the current spouse as sole beneficiary if:

         (1)  The participant had not reached age 35; or

         (2) The participant had reached age 35, and the appropriate preretirement survivor benefit waiver and spousal consent forms have not been submitted to Aetna.

     Any existing or future beneficiary designations not in conformance with this provision are null and void.



     (e) Sum Payable at Death (Before Annuity Payments Start): The current provisions are deleted and replaced by the following:

     Aetna will pay the Current Value to the beneficiary if:

         (1)  The participant dies before Annuity Payments start; and

         (2)  The notice of death is received in good order by Aetna.

     The sum payable will be the Current Value on the date when the notice is received in good order at Aetna's Home Office. The beneficiary may choose to apply any sum under an Annuity Option (see Annuity Provisions), subject to any other terms and conditions of this Contract, or to receive a lump sum payment.

     If the beneficiary is the surviving spouse, the first Annuity payment or the lump sum payment may be deferred to a date not later than when the participant would have attained age 70 1/2 or such later date as may be allowed under federal law or regulations. If the beneficiary is not the surviving spouse, all of the Current Value must either be applied to an Annuity Option within one year of the participant's death or be paid to the beneficiary within 5 years of the participant's death. If no beneficiary exists, the payment will be made to the estate of the participant.





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

     (f)  Surrender Value:  Add the following at the end of this provision:

     If a participant is married, his or her spouse must consent in writing to any request for a partial surrender. This consent must be given within the 90 day period before the partial surrender is to be made.

     A full surrender will be paid to a married participant only as a Life Income for Two Payees (see Annuity Options) unless the participant's spouse consents in writing to payment in a lump sum or to one of the other Annuity Options. This consent must be given within the 90 day period ending on the date payment is to be made.

     At the discretion of Aetna, a full surrender may be allowed without spousal consent if the Current Value is $3,500 or less.





     The first paragraph of Section 4.01 Choices to be Made is deleted and replaced by the following:

         The Contract Holder may tell Aetna, to pay all or any portion of the Current Value (minus any premium tax) as a premium for an Annuity under Option 2, 3, 4, or 5. The present value of the expected payments to the Annuitant when payments start shall be determined in accordance with the tables under Code Section 401(a)(9). This restriction does not apply if a Life Income for Two Payees Option is chosen and the second Annuitant is the spouse of the Annuitant.

         Required Distribution to Annuitant: Distribution to the Annuitant must begin in the form of periodic payments no later than the April 1 following the calendar year in which the Annuitant attains age 70 1/2, or such later age as may be allowed under federal law or regulations. In lieu of an Annuity election, the Contract Holder may direct Aetna to make a lump sum payment. In no event may any Annuity Option extend beyond:

         a)    The life of the Annuitant;

         b)    The lives of the Annuitant and the Annuitant's beneficiary;

         c) Any certain period greater than the Annuitant's life expectancy as determined according to regulations under Code Section 401(a)(9); or

         d) Any certain period greater than the life expectancy of the Annuitant and the Annuitant's beneficiary, as determined according to regulations under Code Section 401(a)(9).

         In no event may payments to the Annuitant's beneficiary under an Annuity Option extend beyond:

         a) The life of the Annuitant's beneficiary determined as of the date payments are to commence; or

         b) Any certain period greater than the Annuitant's beneficiary's life expectancy as determined by regulations under Code Section 401(a)(9).





     Add to Section 4.06 (or Section 4.04 as applicable) Annuity Options: Option 5 -- Life Income for Two Payees, the following as subsection (e):

         e) 100% of the payment to continue to the survivor if the survivor is the Annuitant and 50% of the payment to continue to the survivor if the survivor is the second Annuitant.






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

                           LIFE INCOME FOR TWO PAYEES

                  JOINT AND 1/2 CONTINGENT LIFE INCOME ANNUITY
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80          85
  ---------       --        --         --        --         --        --         --        --          --
     45         $3.86      $3.89     $3.93      $3.94     $3.96      $3.97     $3.98      $ 3.98     $ 3.98
     50          4.02       4.10      4.15       4.18      4.21       4.23      4.24        4.25       4.26
     55          4.22       4.31      4.42       4.48      4.53       5.57      4.59        4.61       4.61
     60          4.43       4.56      4.70       4.84      4.93       4.99      5.04        5.07       5.09
     65          4.69       4.84      5.02       5.22      5.42       5.54      5.63        5.69       5.73
     70          4.99       5.17      5.39       5.65      5.93       6.23      6.40        6.52       6.60
     75          5.33       5.54      5.82       6.14      6.52       6.95      7.40        7.64       7.81
     80          5.70       5.96      6.29       6.69      7.17       7.75      8.41        9.08       9.45
     85          6.07       6.38      6.75       7.24      7.84       8.59      9.49       10.51      11.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80        85
  ---------       --        --         --        --         --        --         --        --        --
     45         $4.80      $4.83     $4.86      $4.88      $4.89     $4.90     $ 4.91     $ 4.92   $ 4.92
     50          4.95       5.02      5.06       5.10       5.13      5.15       5.16       5.17     5.18
     55          5.14       5.23      5.32       5.38       5.43      5.46       5.49       5.51     5.52
     60          5.36       5.47      5.59       5.72       5.80      5.86       5.91       5.95     5.97
     65          5.63       5.77      5.93       6.10       6.29      6.41       6.50       6.56     6.60
     70          5.96       6.12      6.31       6.54       6.81      7.08       7.25       7.37     7.46
     75          6.35       6.54      6.77       7.06       7.42      7.81       8.25       8.49     8.66
     80          6.79       7.01      7.30       7.66       8.11      8.65       9.28       9.93    10.29
     85          7.26       7.53      7.86       8.29       8.85      9.55      10.41      11.39    12.37


These Annuity rates are based on mortality from 1983 Table a.

Endorsed and made a part of the Contract on the effective date of the Contract.

                                                /s/ Dan Kearney
                                                President
                                                Aetna Life Insurance and
                                                Annuity Company



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